Exhibit 18

February 26, 2007

To the Board of Directors and Stockholders of
Curtiss-Wright Corporation
Roseland, New Jersey

We have audited the consolidated financial statements of Curtiss-Wright Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 26, 2007, which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard (SFAS) No. 123(R) Share-Based Payment on January 1, 2006 and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R) as of December 31, 2006. Note 6 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2006 of a change in the date of the Company’s annual impairment test of goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP